Exhibit 10.19.1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Oil Feedstock Supply Agreement

This Oil Feedstock Supply Agreement (this “Agreement”) is made and entered into as of June 8, 2007 by and between REG Destrehan, LLC, an Iowa Limited Liability Company (“Producer”), and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

Producer intends to construct and own a biodiesel plant (the “Facility”), which will be located near Bunge’s existing oil processing facility in Destrehan, Louisiana. Producer desires to buy, and Bunge desires to sell, all crude degummed soybean oil (“Oil”) feedstock required for biodiesel production at the Facility. The Parties desire to purchase and sell Oil in accordance with the fees, payment, delivery, and other terms set forth in this Agreement.

Therefore, the Parties agree:

1.             Exclusive Supplier. To the extent contemplated by this Agreement, Bunge will have the exclusive right to provide all Oil that Producer requires for biodiesel production at the Facility during the Term (as defined in Section 5.1 hereof), including the Facility as initially constructed and any modifications or expansions thereof.

1.1           Provision of Standard Monthly Amounts. Each month during the Term (as defined in Section 5.1 hereof), Bunge has the exclusive right to provide, and Producer the right to purchase from Bunge, all Oil that Producer requires for biodiesel production at the Facility up to the Standard Monthly Amount (as defined in Section 1.3). It is the expectation of the Parties that the Oil to be supplied to Producer under this Agreement will be originally processed at Bunge’s oil processing facility in Destrehan, Louisiana, except to the extent production at Bunge’s Destrehan facility is insufficient to meet Producer’s needs.

1.2           Overage Amounts. If Producer requires any Oil for biodiesel production at the Facility in excess of the Standard Monthly Amount for a given month, the following procedures will apply:

(a)           Producer must notify Bunge (an “Overage Request”) on a business day of the quantity of Oil in excess of the Standard Monthly Amount that Producer wishes to procure for the given month.

(b)           Within 24 hours after receiving an Overage Request, Bunge will notify Producer how much Oil (the “Proposed Quantity”) Bunge is willing to supply to Producer in response to such Overage Request.

(c)           Bunge will have the exclusive right to provide, and Producer will have the right to purchase from Bunge, the Proposed Quantity at a mutually agreed-upon Total Price (as defined in Section 4.1). If the Parties cannot mutually agree upon a Total Price for purposes of this Section 1.2, then Producer may obtain the Proposed Quantity of Oil from any third party at any price that it negotiates; provided that such third-party price may not be equal to or higher than the last price offered by Bunge during the Parties’ negotiations.

(d)           To the extent that the quantity specified by Producer in a specific Overage Request exceeds the applicable Proposed Quantity, then Producer may obtain a quantity of Oil equal to such excess amount from any third party at any price that it negotiates.

1.3           Standard Monthly Amounts; Modification. From the Effective Date (as defined at Section 5.1 of this Agreement) through September 30, 2011, the “Standard Monthly Amount” will be:

(a)           *** million pounds of Oil in January, February, March, April, May, September, October, November, and December; and

(b)           *** million pounds of Oil in June, July, and August.

Thereafter, the Parties will negotiate whether to make reasonable modifications to the Standard Monthly Amounts.

1.4           Alternate Feedstock. If Producer elects to utilize a feedstock other than Oil, Producer will provide Bunge with a fair opportunity to participate in procuring such alternate feedstock for Producer.

2.             Order and Delivery.

2.1           Forecasts. Twice in each 12-month period for the next six-month period during the Term, beginning on the Effective Date (each a “Period”), Producer will deliver to Bunge its best estimates (in the form attached hereto as Exhibit A, each a “Forecast”) of anticipated Oil requirements at the Facility. Producer will deliver a Forecast for a particular Period no later than three months prior to the beginning of such Period. The Parties acknowledge that the purpose of the Forecast is to provide notice to Bunge of anticipated Oil requirements and Bunge’s actual obligation to deliver Oil to the Facility shall be governed by the other sections of this Article 2.

2.2           Specific Orders. Prior to or during each Period covered by a Forecast, Producer will deliver to Bunge specific orders in the form attached hereto as Exhibit B (each, a “Specific Order”), which will contain Producer’s confirmation to Bunge of its need for specific quantities of Oil per month as the result of sales of biodiesel by Producer at the Facility. Bunge will review all Specific Orders and the Parties will mutually agree upon a Total Price (as defined in Section 4.1) applicable to Oil sold under a Specific Order. Subject to the other provisions of this Agreement (including Sections 2.7 and 3.1), Bunge will deliver to Producer the quantity of Oil required by Specific Orders in accordance with this Article 2.

2.3           Amounts.

(a)           Monthly Estimates. At least 30 days before the beginning of each month during the Term, Producer will deliver to Bunge a written estimate (each a “Monthly

Estimate”) of its anticipated Oil requirements at the Facility for such month, which estimate will include (i) amounts under all then-existing Specific Orders and (ii) any additional amounts requested by Producer for such month. Bunge will review all timely delivered Monthly Estimates and the Parties will mutually agree upon a Total Price (as defined in Section 4.1) applicable to any Oil contemplated by a Monthly Estimate which is not covered by a Specific Order, which Total Price may be agreed at any time subsequent to the delivery of the Monthly Estimate and prior to the first day of the month for which delivery of Oil is requested. In addition, Producer will give Bunge reasonable advance notice of any circumstances that would reasonably be expected to materially affect Oil requirements at the Facility. Subject to the other provisions of this Agreement (including Section 3.1), to the extent that Bunge has agreed upon a Monthly Estimate, Bunge will deliver to Producer the quantity of Oil required by such Monthly Estimate. Notwithstanding anything to the contrary in this Agreement, Bunge will have no obligation to supply Producer with any Oil in a given month in excess of 5% of the quantity stated in the applicable Monthly Estimate.

(b)           Production Schedules. If Producer has timely delivered a Monthly Estimate to Bunge, then Bunge will provide a quantity of Oil sufficient to permit Producer to maintain its actual production schedule for the month as described in the Monthly Estimate, subject to Sections 2.3(a) and 3.1(a) hereof. On Thursday of each week, Producer will provide Bunge notice of Producer’s best estimate of its production schedule for the following production week (Monday through Sunday).

2.4           Delivery.

(a)           Delivery and Receiving.

(i)            Bunge will deliver Oil sold under this Agreement to the Facility (or to any intermediate facility controlled by IMTT that handles delivered Oil) via the existing pipeline (the “Pipeline”) that runs from Bunge’s existing oil processing facilities in Destrehan to IMTT’s facility; provided that Bunge may deliver Oil to the Facility via truck, rail or barge if (A) the Pipeline is not operating or (B) the production of Oil from Bunge’s oil processing facilities in Destrehan is insufficient to meet Producer’s needs and Producer agrees to purchase Oil from Bunge from a source other than Bunge’s Destrehan oil processing facility, subject to Section 1.2. Producer will ensure that the Facility (including any intermediate facility controlled by IMTT that handles delivered Oil) has the capability to receive and unload Oil delivered via the Pipeline, truck, rail, and/or barge. All labor and equipment necessary to receive Oil will be supplied by Producer (whether through IMTT or as Producer otherwise arranges) without charge to Bunge. Producer will direct the receiving of all Oil purchased hereunder in a good and workmanlike manner in accordance with Bunge’s reasonable requirements and normal industry practice. Producer will maintain (at its own expense) its receiving facilities in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards.

(ii)           Bunge will direct the delivery of all Oil purchased hereunder in a good and workmanlike manner in accordance with Producer’s reasonable requirements and normal industry practice. All labor and equipment necessary to deliver Oil will be supplied by Bunge without charge to Producer.

(iii)          Bunge will maintain (at its own expense) all portions of the Pipeline up to the point of initial delivery of any Oil to a Storage Tank (as defined in Section 3.5) in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards. If Bunge is required to deliver Oil via rail, truck or barge to the Facility because the Pipeline up to the point of initial delivery is not operating, the costs to provide such alternate delivery shall be borne by Bunge.

(iv)          Notwithstanding anything to the contrary herein, Producer will be solely responsible for the payment of any inbound tariff assessed upon Oil delivery by IMTT.

(b)           Flow Meter; Records. With regard to Oil delivered to the Facility via the Pipeline, Producer will determine the volume of Oil delivered by Bunge using a flow meter attached to the Pipeline. Producer will maintain (at its own expense) the accuracy of the flow meter and ensure that it is inspected and certified as required by applicable law. Bunge may, at its sole expense, test the accuracy of the flow meter. Producer will maintain all flow meter records of Oil deliveries for at least one year after their creation and provide copies of such records to Bunge upon request. Such inbound flow meter records will determine the volume of Oil delivered via the Pipeline for which Producer is obligated to pay pursuant to Article 4. Producer will report to Bunge the volume of any Oil delivery via the Pipeline to the Facility at least once per day, or at such times as reasonably requested by Bunge.

(c)           Origin Weights. With regard to Oil delivered to the Facility via rail, truck or barge, the volume of Oil delivered will be set in accordance with weights determined at the point of origin of such Oil.

(d)           Standards. All Oil delivered to the Facility will meet the “Quality Standards” set forth in Exhibit C. For Oil delivered via the Pipeline, Bunge will provide a daily Certificate of Analysis at a regular time for each day’s deliveries. For Oil delivered via rail, truck or barge, Bunge will provide a Certificate of Analysis for each shipment. If Bunge delivers Oil which does not meet the Quality Standards, Producer may reject such Oil in accordance with Exhibit C and this Agreement.

(e)           Testing. If Producer knows or reasonably suspects that any Oil delivered by Bunge to the Facility does not meet the Quality Standards (or permissible deviations therefrom), then Producer may obtain, at Producer’s sole cost and expense, independent laboratory tests of the affected Oil at a mutually agreed upon laboratory. Producer shall immediately notify Bunge of the testing of any Oil within 24 hours of its delivery to the Facility and Producer shall promptly complete such testing. Bunge shall have the right, upon reasonable advance notice and at Bunge’s sole cost and expense, to test Oil for which title has passed to Producer pursuant to Section 2.5.

2.5           Title. Title, risk of loss, and responsibility for the quality of Oil will pass to Producer when (a) such Oil conveyed via the Pipeline is initially delivered to a Storage Tank, or (b) such Oil conveyed via rail, truck or barge is received by Producer. If any Oil supplied under this Agreement fails to comply with the terms of this Agreement as a result of causes or conditions proven to have existed prior to the time when title passed to Producer, then Producer’s exclusive remedy and recourse will be to reject such non-compliant Oil (and provide Bunge with written notice of such rejection) within 48 hours after the time of delivery (or have notified Bunge of the testing of such Oil under Section 2.4(d) and promptly complete such testing), in which case Bunge will replace such non-compliant Oil with a like amount of compliant Oil. In addition, Bunge shall only be obligated to replace such non-compliant Oil to the extent that Producer has not processed and has kept such non-compliant Oil segregated from other Oil at the Facility. Producer will make such non-compliant Oil available to Bunge for Bunge to remove from the Facility at Bunge’s cost. Bunge will not be responsible for any failure of Oil to comply with the terms of this Agreement which results from causes or conditions arising after the time title passes to Producer. Any failure by Producer to provide written notice of rejection as set forth in this Section 2.4 will be deemed an absolute and unconditional waiver of its rejection right and any claims relating to such Oil. At Bunge’s request, Producer will promptly deliver to Bunge a representative sample of any rejected Oil.

2.6           Producer Use of Oil. Producer can use the Oil that it purchases under this Agreement for any of its internal business purposes in connection with biodiesel at any location that it controls, or is owned or controlled by Producer’s parent company Renewable Energy Group, Inc. (“REG”), other than any such location within 100 miles of the biodiesel facility operated by Biofuels Company of America, LLC in Danville, Illinois. For the sake of clarification, (a) Producer’s internal business purposes do not include the sale of Oil to any person or entity other than to facilities owned or managed by Producer or REG, and (b) Producer or REG are solely responsible for the cost of transporting any Oil from the Facility to any other location controlled by Producer or REG.

2.7           Limits on Bunge Obligation to Flat Price Oil. Notwithstanding anything to the contrary in this Agreement, Bunge will have no obligation to price any Oil under a proposed Specific Order at any time prior to six months before the anticipated Effective Date. Further, to the extent that any Oil proposed to be priced under any Specific Order would cause the aggregate quantity of Oil that has been priced under all then-existing Specific Orders to exceed the Credit Limit (as defined below), then Bunge will have no obligation to price such excess amount Oil at any time more than five days before the first day of the month in which such excess Oil is proposed to be delivered. The “Credit Limit” will be a quantity of Oil to be set from time-to-time by Bunge; provided that Producer will be entitled at any time to require Bunge to identify the then-applicable Credit Limit. Notwithstanding any other provision in this Section 2.7, Bunge may agree to flat price in excess of the Credit Limit if it is satisfied (in its sole discretion) with credit enhancements or other protections proposed by Producer.

3.             Other Delivery Provisions.

3.1           Maximum Delivery Amounts.

(a)           Except as otherwise agreed in accordance with this Agreement, Bunge will have no obligation to supply Producer with any quantity of Oil in excess of (i) during any given month of a Crop Year, the then-applicable Standard Monthly Amount (the “Maximum Monthly Amount”), or (ii) during any given Crop Year, the product of (A) the then-applicable Standard Monthly Amount, times (B) 12 (the “Maximum Aggregate Amount”).

(b)           Bunge and Producer will set the trend soybean crop yield in accordance with the national United States average for a Crop Year during the Term, where a “Crop Year” is a one-year period beginning October 1 and ending September 30 the following year. The Parties will set such trend yields for a Crop Year before the June 1 preceding such Crop Year based on crop trend yields published by the U.S. Department of Agriculture (“USDA”).

(c)           If the actual soybean crop yield set forth in a USDA production report issued during August through December of a Crop Year (“Actual Monthly Yield”) is not greater than 90% of the trend yield set by the Parties for such Crop Year, then the Maximum Monthly Amount for the following month shall be reduced by 15%. However, if a subsequent USDA production report issued during August through December of such Crop Year shows that the Actual Monthly Yield for a given month has increased to an amount which is greater than 90% of the trend yield set by the Parties for such month, then the Maximum Monthly Amount for the following month shall be restored to the original Maximum Monthly Amount before the 15% reduction. If the January USDA production report published during a Crop Year shows that the Actual Monthly Yield for such month is not greater than 90% of the trend yield set by the Parties for such month, then the Maximum Aggregate Amount for the Crop Year shall be reduced by 15% and the Maximum Monthly Amount for any remaining months during such Crop Year shall be reduced by 15%.

3.2           Unpurchased Amounts.

(a)           Notwithstanding anything to the contrary in this Agreement but subject to Section 2.6, during each of the first six months of the Term beginning on the Effective Date, Producer will accept delivery of, and pay Bunge for, at least *** million pounds of Oil (for any month other than June, July or August) or *** million pounds of Oil (for any June, July or August), and during all subsequent months during the Term, Producer will accept delivery of, and pay Bunge for, at least *** million pounds of Oil (for any month other than June, July or August) or *** million pounds of Oil (for any June, July or August). Producer will pay Carrying Fees and Storage Interest on a monthly basis to Bunge on any Unpurchased Amounts (as defined below) until such Unpurchased Amounts are reduced to zero in accordance with Sections 3.2(b) and 3.3.

(i)            For any month during the Term, an “Unpurchased Amount” will be equal to the number of pounds by which the amount of Oil which Producer is obligated to purchase pursuant to Section 3.2(a) exceeded the amount of Oil that Purchaser actually purchased during such month.

(ii)           For a given month, the “Carrying Fee” will be equal to the product of: (A) the CBOT storage fees per pound for that month, multiplied by (B) the aggregate of Producer’s Unpurchased Amounts.

(iii)          For a given month, the “Storage Interest” will be equal to one month’s interest at an annual rate equal to the prime rate (as reported on the last business day of the previous month by the Wall Street Journal) on the product of: (A) the closing CBOT futures price for the nearby Oil contract on the last day of the month just prior to the given month plus the applicable Provision Fee, multiplied by (B) the aggregate of Producer’s Unpurchased Amounts.

(b)           If the number of pounds of Oil purchased by Purchaser during a month exceeds the amount of Oil which Producer is obligated to purchase pursuant to Section 3.2(a) for such month, then the oldest Unpurchased Amounts for which Producer is paying Carrying Fees and Storage Interest will be reduced by such excess number of pounds.

3.3           Settlement Sales of Unpurchased Amounts.

(a)           Unless earlier reduced to zero pursuant to Section 3.2(b), Bunge may conduct a Settlement Sale of each Unpurchased Amount upon the 12-month anniversary of the first day of the month for which such Unpurchased Amount was generated (e.g., Bunge may conduct a Settlement Sale on May 1, 2010 of any Unpurchased Amount generated during the month beginning May 1, 2009). Following the completion of such Settlement Sale, and the payment by the applicable party of any obligations generated thereby (as set forth in this Section 3.3), the Unpurchased Amount sold in such Settlement Sale will be reduced to zero for purposes of Section 3.2.

(b)           Producer may request by written notice to Bunge at least 10 days in advance, that Bunge conduct a Settlement Sale of all or any portion of its then-outstanding Unpurchased Amounts.

(c)           Notwithstanding anything to the contrary herein, if at any time the aggregate of all Unpurchased Amounts exceeds 10 million pounds of Oil, then Bunge may conduct a Settlement Sale of all Unpurchased Amounts of Oil in excess of such 10 million-pound limit.

(d)           Bunge may conduct a “Settlement Sale” by attempting to sell an amount of Oil equal to the applicable Unpurchased Amounts of Oil contemplated by this Section 3.3 on the open market. If the price that Bunge receives for any resulting sale of Oil is:

(i)            lower than the price that Producer had agreed to pay for the applicable Unpurchased Amount(s), then Producer will pay to Bunge an amount equal to: the product of: (A) the difference between the two prices, multiplied by (B) the quantity of Oil so sold by Bunge; or

(ii)           higher than the price that Producer had agreed to pay for the applicable Unpurchased Amount(s), then Bunge will pay to Producer an amount equal to: the product of (A) the difference between the two prices, multiplied by (B) the quantity of Oil so sold by Bunge.

(iii)          If the Parties had not yet agreed on the price for the applicable Unpurchased Amount(s), then Producer will pay to Bunge an amount equal to the product of (A) the total number of pounds of Oil in the applicable Unpurchased Amount(s), times (b) $***.

(e)           Producer shall pay Carrying Fees and Storage Interest on any Unpurchased Amounts for any time period prior to the shipment of any amount of Oil sold pursuant to a Settlement Sale.

3.4           Scheduled Facility Shutdown. The Facility and Bunge’s Oil processing facility are each subject to periodic shut-down periods for the purpose of performing maintenance. The Parties agree to provide reasonable notice to the other Party of any scheduled shut-down periods and to reasonably cooperate in coordinating a mutually agreeable shut-down period for both facilities.

3.5           Storage Tanks. For purposes of this Agreement, “Storage Tanks” shall refer to storage tanks SR-81 and SR-84 described in that certain agreement between Bunge, Producer, and International Matex Tank Terminals, dated as of  June 8, 2007.

4.             Price and Payment.

4.1           Price. For all Oil delivered to the Facility, Producer will pay Bunge a price per pound (the “Total Price”) equal to the total of: (a) the CBOT futures price set by the Parties (including in the applicable Specific Order or Monthly Estimate for such Oil), plus (b) the Provision Fee agreed pursuant to Schedule 4.1 for such Oil. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed by Bunge, all CBOT futures pricing will be executed prior to the first notice day of the applicable futures month.

4.2           Transaction Fees. For every 12-month period during the Term commencing on the Effective Date, Producer will pay Bunge a “Transaction Fee” equal to the product of (a) the total number of pounds of Oil delivered to the Facility during the applicable 12-month period, times (b) $***; provided that if Bunge delivers less than *** million pounds of Oil to Producer within the applicable 12-month period due to Producer’s (i) breach of this Agreement or (ii) failure to order or accept a total of *** million pounds of Oil that complies with the Quality Standards, then the Transaction Fee for such 12-month period will be $***.

4.3           Payments.

(a)           Bunge will deliver an invoice to Producer every Tuesday by 12:00 p.m. Central Time during the Term (or the next business day if a Tuesday falls on a national holiday) that bills Producer for the price determined pursuant to Section 4.1 for all Oil delivered to the Facility during the seven-day period ending at 11:59 p.m. on the Friday four days before the applicable Tuesday. Producer will pay each such invoice by 12:00 p.m. Central Time on the day after Bunge delivers such invoice.

(b)           Within 10 days after the end of any month with regard to which Producer is obligated to pay Carrying Fees and/or Storage Interest, Producer will pay to Bunge all such Carrying Fees and/or Storage Interest.

(c)           Within 10 days after the end of each 12-month period contemplated by Section 4.2, Producer will pay to Bunge the Transaction Fee applicable to such period.

(d)           Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate (as reported on the last business day of the previous month by the Wall Street Journal) plus 2%, and (b) the highest rate permitted by law. All amounts due to Bunge under this Agreement will be paid by wire transfer without setoff, counterclaim or deduction.

4.4           Tax. For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Oil received, handled, delivered, stored or loaded by Bunge for the account and benefit of Producer will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

5.             Term and Termination.

5.1           Term. The “Term” of this Agreement will begin upon execution of this Agreement by both Parties and, unless earlier terminated in accordance with the terms hereof, will expire upon the sixth anniversary of the Effective Date; provided that this Agreement shall thereafter automatically renew for successive terms of two years each unless either Party provides written notice to the other Party of its intention not to allow renewal of the Agreement delivered no later than 12 months prior to expiration of the initial or subsequent terms. The “Effective Date” will be the date that the Facility first needs Oil for operations; provided that Producer will notify Bunge at least ten days in advance of when Oil is first so needed; and further provided that Bunge will provide reasonable quantities of Oil under this Agreement in advance of the Effective Date as reasonably requested by Producer to facilitate its start-up testing.

5.2           Termination Rights.

(a)           Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)           Bunge may terminate this Agreement (i) immediately upon notice to Producer if Producer fails to pay any amount due under this Agreement within ten (10) days after Bunge gives Producer written notice of such nonpayment; and/or (ii) immediately upon notice to Producer if the Effective Date has not occurred on or before ***.

(c)           Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter, (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of creditors.

(d)           Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer. A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding voting equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding voting equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of voting equity interests of Producer that results in a person or entity holding 50% or more of the outstanding voting equity interests of Producer, excluding any underwriter in any firmly underwritten offering and excluding any persons or entities that collectively held 50% of more of the outstanding voting equity interests of Producer immediately before such issuance or acquisition.

(e)           Either Party may terminate this Agreement in accordance with Section 9.3 hereof.

(f)            Bunge may terminate this Agreement immediately upon the dissolution of Producer.

(g)           Bunge may terminate this Agreement immediately upon written notice to Producer if Producer has not (a) entered into an agreement to purchase or lease land to hold the Facility on or before ***, and (b) closed on such purchase or lease on or before ***.

5.3           Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 4.3, 5.3, 7, 8, 9, 13 and 14, will remain in effect after the expiration or termination of this Agreement.

6.             Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION AND THE AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE OIL SOLD UNDER THIS AGREEMENT, OR ITS QUALITY, SOURCE, OR CHARACTERISTICS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING, BUNGE WARRANTS THAT AT THE TIME TITLE TO OIL PASSES TO PRODUCER:

(a)           BUNGE WILL HAVE DEFENSIBLE TITLE TO SUCH OIL; AND

(b)           BUNGE WILL HAVE THE RIGHT TO SELL SUCH OIL FREE OF LIENS, ENCUMBERANCES AND ADVERSE CLAIMS OF ANY KIND.

7.             Limitation of Liability. In no event will either Party (or any of its officers, directors, employees, agents or Affiliates) be liable to the other Party for any special, incidental or consequential damages arising out of or related to this Agreement (including, but not limited to, damages for lost profits or income). For purposes of this Agreement: (a) the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or  “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (b) the term “Person” shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

8.             Remedies.

8.1           Bunge’s Remedies.

(a)           Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within 10 days after the date when such amount is due under this Agreement.

(b)           Bunge may specifically enforce Producer’s obligation to purchase from Bunge all of the Oil needed to operate the Facility as provided in this Agreement.

(c)           No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to Bunge at law, in equity, by statute or otherwise.

8.2           Producer’s Remedies. If Bunge does not deliver to Producer the quantities of Oil required of Bunge under this Agreement, Producer may obtain substitute quantities of Oil from other sources. PRODUCER’S EXCLUSIVE REMEDY, WHETHER IN TORT, CONTRACT, OR OTHERWISE WITH RESPECT TO THE FAILURE BY BUNGE TO DELIVER OIL IN

THE QUANTITIES REQUIRED BY THIS AGREEMENT WILL BE FOR BUNGE TO REIMBURSE PRODUCER FOR ITS REASONABLE COSTS TO COVER BY OBTAINING SUBSTITUTE QUANTITIES OF OIL. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.2, BUNGE WILL NOT BE LIABLE FOR ANY DAMAGES OR COSTS ASSOCIATED WITH THE FAILURE OF PRODUCER TO OBTAIN SUCH REPLACEMENT OIL.

9.             Force Majeure.

9.1           Definition of Force Majeure Event. Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds. Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement (including but not limited to Section 3.2) and will not affect Bunge’s right to terminate this Agreement pursuant to Section 5.2(b)(ii).

9.2           Conditions Regarding Force Majeure Event. A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 10 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event. When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance. For the purpose of clarification and not for purposes of limitation, if a Force Majeure Event occurs which impedes Bunge’s ability to provide quantities of Oil in accordance with this Agreement, Bunge shall reasonably cooperate with Producer to obtain substitute quantities of Oil from other sources during the period Bunge is excused from performance as a result of such event, but Bunge’s obligation pursuant to this Section 9.2 to cure, mitigate or remedy the effects of its nonperformance shall not include an obligation for Bunge to identify, contract for or otherwise act on Producer’s behalf in obtaining substitute quantities of Oil from other sources and Bunge shall not be obligated to pay any additional costs for procuring substitute Oil pursuant to Section 8.2 or otherwise; provided, however, that Bunge may offer to Producer and Producer may purchase from Bunge, in each party’s discretion, substitute Oil from other sources at a price which will include any additional delivery or other costs. During the time that Bunge’s performance is suspended under this Agreement as a result of a Force Majeure Event, Producer’s obligations to purchase minimum quantities of Oil as set forth in this Agreement shall be suspended.

9.3           Third Parties; Termination. During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances. If a Party has not performed under this Agreement due to a Force Majeure Event for four consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

10.           Insurance.

10.1         Workers’ Compensation. Each Party warrants to the other that all of its employees that provide services under this Agreement will be covered as required by law for workers’ compensation and employer’s liability insurance.

10.2         Other Required Coverage.

(a)           Each Party will maintain automobile liability insurance against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 per person and not less than $1,000,000 per accident or occurrence; alternatively, combined single limits of not less than $1,000,000. Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(b)           Each Party will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate. Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c)           The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates. Policies provided hereunder shall provide for thirty (30) days prior written notice of any cancellation or material change.

(d)           Each Party waives all rights against the other Party and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by the policies contemplated by Section 10.1 and 10.2 and any other property insurance applicable to the Facility.

10.3         Policy Requirements. All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation, non-renewal or change will be effected without giving the other Party at least thirty days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better. Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage. From time to time, upon a Party’s request, the other Party will provide the requesting Party, within five business days, a certificate of insurance evidencing the required coverage to be maintained hereunder.

11.           Relationship of Parties. This Agreement creates no relationship other than those of seller and buyer between the Parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative, agent or employee of the other Party. Neither Party will have authority to act on behalf of or bind the other Party, except as otherwise specifically agreed.

12.           Confidentiality.

12.1         Definition of Confidential Information. The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential. Without limiting the generality of the foregoing, all information regarding quantities of Oil requested, supplied, or capable of being supplied and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party.

12.2         Use of Confidential Information. During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates’ internal business purposes, or (b) disclose Confidential Information to any person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 13 and who have a need to know such Confidential Information in order to perform under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Bunge and its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the disclosure or use by Bunge or its Affiliates of Confidential Information in the course of the provision of such services or for Bunge’s and its Affiliates’ own internal business purposes shall not be considered a violation of this Section 12.

12.3         Disclosure of Confidential Information. Notwithstanding Section 12.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party. A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c)  cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

12.4         Injunctive Relief. Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 12 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

13.           Governing Law; Disputes.

13.1         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, excluding any applicable conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

13.2         Notice of Dispute. If any dispute shall arise under or in connection with this Agreement, the Parties hereto agree to follow the procedures set forth in this Section 13 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided, however, that either Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any Party may give the other Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party’s delivering its Notice of Dispute, the dispute shall be referred to the respective presidents, general managers or comparable senior executives of Producer and Bunge who shall within twenty (20) additional days meet to attempt in good faith to resolve the dispute.

13.3         Mediation. If the matter still has not been resolved within sixty (60) days of the delivery of the Notice of Dispute, then any Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association. If the Parties fail to resolve the dispute within twenty-one (21) days after starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

13.4         Negotiations; Jurisdictional Matters. If a representative of any Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence. Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the state courts in St. Louis County, Missouri, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.

13.5         Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

In the case of Bunge:	Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: Senior Vice President - Oils
Facsimile: (314) 292-2146

With a copy to:	Bunge North America, Inc.
11720 Borman Drive
St. Louis, Missouri 63146
Attn: General Counsel
Facsimile: (314) 292-2521

In the case of Producer:	REG Destrehan, LLC
406 1st Street, PO Box 128
Ralston, IA 51459
Attn: Nile Ramsbottom
Facsimile: 712-667-3479

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway, Suite 200
Jefferson, IA 50129
Attn: John Gerken
Facsimile: 515-386-8531

15.           Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

16.           Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. In the event of a conflict between the terms of this Agreement and the terms contained in a Specific Order, Monthly Estimate or any other purchase order or sales invoice, the terms of this Agreement shall control. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

17.           Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void. Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to any of its Affiliates without Producer’s prior written consent. Subject to the preceding sentences in this Section 17, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

18.           Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

19.           Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

20.           Further Assurances. Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

21.           Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		REG DESTREHAN, LLC

	/s/ GREG BECHTEL	By Renewable Energy Group, Inc.
Its Sole Member

Its:	Vice-President	By:	/s/ Jeffery Stroburg
Jeffery Stroburg, CEO